Exhibit 99.4

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 and related amendments thereto (collectively, the “Form S-4”) of AmTrust Financial Services, Inc. (“AmTrust”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report, dated as of July 20, 2012, of Mutual Insurers Holding Company and Pro Forma Valuation Appraisal Update Report, dated as of November 30, 2012, of Mutual Insurers Holding Company included in the Form S-4 filed by AmTrust with the SEC. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

Boenning & Scattergood, Inc.

By: /s/Anthony A. Latini, Jr.

Anthony A. Latini, Jr.
Managing Director

West Conshohocken, Pennsylvania

February 26, 2013

4 Tower Bridge • 200 Barr Harbor Drive • Suite 300 • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • toll free (800) 883-1212 • fax (610) 832-5301

www.boenninginc.com • Member FINRA/ SIPC